Exhibit 24

                                POWER OF ATTORNEY



I hereby appoint PETER M. PIZZA and IRVING NEEDLEMAN, and each of them acting singly, my attorneys-in-fact to sign, in my name and on my behalf, Reports on Securities and Exchange Commission Forms 3, 4 and 5 relating to the ownership, acquisition and disposition of shares of the Common Stock of AMREP Corporation, and any rights thereto, and to cause the same to be filed in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

This Power of Attorney shall remain in effect until I am no longer required to file such Reports, unless earlier revoked in writing.

Dated:  March 19, 2007

                                                        /s/ Jonathan B. Weller
                                                     ---------------------------
                                                     Jonathan B. Weller